EXHIBIT 8.2

March 24, 2016

HF Financial Corp.
225 South Main Avenue
Sioux Falls, SD 57104

Re:	Certain Federal Income Tax Consequences Relating to the Acquisition of HF Financial Corp. by Great Western Bancorp., Inc.
Ladies and Gentlemen:
We are rendering this opinion to you at your request and in our capacity as tax counsel to HF Financial Corp. (the “Company”), in connection with the acquisition of the Company by Great Western Bancorp, Inc. (“Purchaser”) by means of a merger of Company with and into Purchaser (the “Merger”), pursuant to that certain Agreement and Plan of Merger dated November 30, 2015 (the “Agreement”). The Merger is further described in the Registration Statement of Parent on Form S-4 filed with the Securities and Exchange Commission on March 3, 2016, in connection with the Merger (“Registration Statement”).
For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to: (1) the Agreement; (2) the Purchaser Tax Certificate (as defined below); (3) the Company Tax Certificate (as defined below); and (4) the Registration Statement. We have undertaken no independent investigation with regard to the facts set forth in the Registration Statement.
In such examination, we have assumed, with your permission, but have not independently verified, the authenticity of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons and the authenticity of all original documents submitted to us and the authenticity of the originals of any documents submitted to us as copies. Terms used but not defined herein, whether capitalized or not, will have the same meaning ascribed to them in the Agreement.
In addition, we have assumed with your consent that:
1.All parties to the Agreement and to any other documents examined by us and all signatories of the Purchaser tax representation letter and the Company tax representation letter dated as of the date hereof (collectively, referred to herein as the “Tax Certificates”), have acted and will act, in accordance with the terms of such Agreement or documents.

2.All required authorizations and approvals for the effectiveness of the Merger, including shareholder approvals, will be received prior to or at the Effective Time, and that the Merger will be

HF Financial Corp.
March 24, 2016

consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any relevant terms and conditions.

3.All statements and representations made in the Agreement, and the Tax Certificates and other documents are true and complete in all material respects as of the date of this opinion and the Effective Time. We have not attempted to verify independently such statements or representations.
4.All representations made in any of the documents referred to herein "to the knowledge of," or similarly qualified, of any person or party are correct without such qualification.

5.All matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

6.The Merger will be valid and effective in accordance with the laws of the State of Delaware and that Purchaser and the Shareholders will complete, execute, file and retain all information, statements, and records required with respect to the Merger by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

Based on the foregoing and subject to the conditions stated herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company and Purchaser will each be a party to the reorganization within the meaning of Section 368(b) of the Code.
Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Internal Revenue Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference therein of our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended of the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely, Briggs and Morgan, P.A.